EXHIBIT 10.2

Fifth Amendment to the Share Purchase Agreement and Other Covenants

by and among

Companhia Siderúrgica Nacional,

as Seller

Brazil Japan Iron Ore Corporation and

Posco,

as Buyer

Itochu Corporation,

JFE Steel Corporation,

Kobe Steel, Ltd., and

Nisshin Steel Co., Ltd.,

as Guarantors

and, as intervening party,

Nacional Minérios S.A

Dated June 30th, 2011

Fifth Amendment to the Share Purchase Agreement and other Covenants

This Fifth Amendment to the Share Purchase Agreement and Other Covenants (this "Amendment"), is made and entered into on June 30th, 2011, by and among:

(i) Companhia Siderúrgica Nacional, a publicly-held corporation (sociedade anônima) incorporated, organized and existing under the laws of Brazil, having its registered office at the city of São Paulo, state of São Paulo, at Av. Brigadeiro Faria Lima 3400, 20 floor enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws ("CSN" or "Seller");

(ii) Brazil Japan Iron Ore Corporation, a company duly organized and existing under the laws of Japan, with its head office located at Watanabe Bldg. 5F, 1-4-2, Minami-Aoyama Minato-ku, Tokyo, 107-0062, Japan, herein represented pursuant to its by-laws ("Japanese SPC");

(iii) Posco, a company incorporated, organized and existing under the laws of Korea, having its registered office at 892 Daechi 4-dong Gangnam-gu, Seoul, 135-777, Korea, herein represented pursuant to its by-laws ("Posco" and, together with Japanese SPC, "Buyer");

(iv) Itochu Corporation, a company incorporated, organized and existing under the laws of Japan, having its principal office at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo, Japan, herein represented pursuant to its by-laws ("Itochu");

(v) JFE Steel Corporation, a company incorporated, organized and existing under the laws of Japan, having its registered office at 2-2-3, Uchisaiwai-cho, Chiyoda-ku, Tokyo, Japan, herein represented pursuant to its by-laws ("JFE");

(vi) Kobe Steel, Ltd., a company incorporated, organized and existing under the laws of Japan, having its registered office at  10-26, Wakinohama-cho 2-chome, Chuo-Ku, Kobe, Hyogo, 651-8585, Japan, herein represented pursuant to its articles of association ("Kobe"); and

(vii) Nisshin Steel  Co., Ltd., a company incorporated, organized and existing under the laws of Japan, having its registered office at 4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8366, Japan, herein represented pursuant to its articles of association ("Nisshin" and, together with Itochu, JFE and Kobe, “Guarantors”);

and, as intervening party,

(viii) Nacional Minérios S.A., a closely-held corporation (sociedade anônima) incorporated, organized and existing under the laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Logradouro Casa de Pedra, without number, part, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.446.702/0001-05, herein represented pursuant to its by-laws ("Company");

CSN, Posco and Japanese SPC are referred to herein, individually, as a "Party" and, collectively, as the "Parties".

Recitals

A.                  Whereas on October 21, 2008, the Parties and the Guarantors entered into the "Share Purchase Agreement and Other Covenants" ("Original Agreement");

B.                  Whereas the Parties and the Guarantors also executed (i) on December 22, 2008, the "First Amendment to the Share Purchase Agreement and Other Covenants" ("First Amendment") and (ii) on December 23, 2008, the "Second Amendment to the Share Purchase Agreement and Other Covenants" ("Second Amendment"), in order to amend certain terms and conditions of the Original Agreement;

C.                  Whereas on December 30, 2008, the Closing was held by the Parties and the Guarantors in accordance with the terms and conditions set forth in Article 4 of the Original Agreement, as amended;

D.                  Whereas on April 22, 2009 and on July 29, 2009, the Parties and the Guarantors executed, respectively, (i) the "Third Amendment to the Share Purchase Agreement and Other Covenants" ("Third Amendment"), and (ii) the "Fourth Amendment to the Share Purchase Agreement and Other Covenants" (“Fourth Amendment” and, together with the Original Agreement, the First Amendment, the Second Amendment and the Third Amendment, the "Agreement"), in order to amend certain other terms and conditions of the Original Agreement;

E.            Whereas, due to the delay on the implementation of the Company’s Long-Term Business Plan and the Mid-Term Business Plan (as defined in the Shareholders’ Agreement of the Company dated December 30, 2008, as amended),  the Parties and the Guarantors have discussed in good faith certain adjustments to the Long-Term Business Plan and the Mid-Term Business Plan and, therefore, agreed to amend certain terms and conditions of the Agreement regarding the Post-Closing Covenants, as defined in the Agreement, to reflect the revised business structure of the Company;

The Parties and the Guarantors agree, in consideration of the foregoing, to enter into this Amendment as per the following terms and conditions:

(Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Agreement).

Article 1

Post-Closing Covenants

Section 1.1           The Parties hereby decide to amend Section 7.2 of the Agreement in order to reflect the negotiations held among the Parties with respect to the Post-Closing Covenants.  Therefore, Section 7.2 of the Agreement is hereby amended and shall become effective as follows:

"Section 7.2 Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing ("Post-Closing Covenants"):

7.2.1             Seller shall guarantee and procure that (i) all of the areas necessary for the construction, implementation and operation of the first and second Pellet Plants, the High Silica Plant, the B-58 Tailing Dam ("Relevant Areas" and "Relevant Assets", respectively) are purchased by the Company (at the sole expense of Seller) by the deadlines as set forth below, (ii) the Company obtains all Permits (except for (a) Section 7.2.2, (b) the environmental operation license (licença de operação) (the "LO"), and (c) any renewal of the environmental installation license (licença de instalação) (the "LI") obtained by the Company or by the Seller in relation to any Relevant Asset) required under Applicable Law in relation to the construction and implementation of the Relevant Assets; provided, however, that each of the LIs shall be obtained by the deadlines as set forth below; and, if applicable, (iii) any communities potentially occupying the Relevant Areas are definitely and legally relocated as provided in the agreement with government of the State of Minas Gerais ("Relevant Communities") so that the applicable deadlines for the acquisitions of the Relevant Areas and the obtaining of LIs are not impacted by such potential occupation.

[Relevant Areas]

(1)	First Pellet Plant	[●][1]
(2)	Second Pellet Plant	[●]
(3)	High Silica Plant	[●]
(4)	B-58 Tailing Dam	[●]
[LIs]
(1)	Second Pellet Plant	[●]
(2)	High Silica Plant	[●]
(3)	B-58 Tailing Dam	[●]

7.2.2             In connection with each of the Relevant Assets, as from the date in which the LIs are obtained as per Section 7.2.1, each of Seller and Buyer acknowledges that the Company shall be solely responsible for maintaining, renewing and/or obtaining all Permits required under Applicable Law, including but not limited to the LOs.  Seller and Buyer hereby acknowledge that the LI for the First Pellet Plant was obtained on December 11, 2007 and Seller and Buyer agree that, subject to Section 7.2.2.1(i) and (ii), if any renewal of such LI is required, each of Seller and Buyer shall provide the Company with the reasonably necessary support.

7.2.2.1. Notwithstanding the foregoing, each of Seller and Buyer shall provide the Company with the reasonably necessary support service aiming at the Company obtaining the LOs for each of the Relevant Assets by no later than the end of [●]. For avoidance of doubt, (i) any such support service shall not be interpreted nor be considered as a guarantee nor as a responsibility by Seller and/or Buyer in connection with the obtaining of any LO or any renewal of LI, nor shall Seller and/or Buyer be liable for any consequence that may result from the failure in the obtaining of any such LO or any renewal of LI; and (ii) each of Seller and Buyer shall not be considered liable for the failure to obtain the LO or to renew any LI, if such failure results from any support service that it provides to the Company during the period in which the Company is not structured to duly conduct its activities and implement or operate the Relevant Assets, as an independent Company.

7.2.2.2.         Exclusively in the case Buyer demonstrates that the failure to obtain the LO by no later than the end of [●]  is due to a reason exclusively attributable to Seller, Buyer shall have the right to terminate this Agreement pursuant to Section 7.2.4 below.

7.2.3             Each of Seller and Buyer shall cause the Company to approve all Major Decisions (as defined in the Shareholders’ Agreement) necessary for the acts or events described in Section 7.2.1.

7.2.4             Notwithstanding anything to the contrary as contained herein, Buyer shall have the right at its sole discretion to forthwith terminate this Agreement by sending a written notice ("Termination Notice") to Seller to that effect no later than [●]  counted from the date which any of the particular items as set forth in Section 7.2.1 is not obtained and/or completed by the deadline applicable to such item for any reason or circumstance whatsoever, even in case of any circumstances not under Seller’s command or control, including but not limited to force majeure events (without limiting the generality of the provisions under Article 393 of the Brazilian Civil Code).

7.2.5.            In case of termination of this Agreement as set forth in Sections 7.2.2.2 and/or 7.2.4 above and Section 10.1.6 (a “Termination for Breach of PCC”), Buyer, as sole and exclusive remedy as a consequence of such Termination for Breach of PCC, shall sell its Shares to Seller and receive from Seller, no later than [●]  counted from receipt by Seller of the Termination Notice, a refund, in Dollars, for its investment in the Company as set out in Section 7.2.5.1 and 7.2.5.2 below (“Refund”), in exchange for the transfer by Buyer of all the Acquired Shares and of the New Shares to the Seller, which shall be transferred to Seller simultaneously to the receipt by Buyer of the full amount of the Refund.

1Text marked as [●] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

7.2.5.1               The amount of the Refund shall be equivalent to (A) the amount paid by Buyer in Dollars for the Investment (as defined in Section 3.1.2), together with  (i) the interest accrued thereon from and including the Closing Date through but excluding the date of the payment of the Refund by Seller to Buyer at the fixed annual rate of [●]% applicable on a pro-rata basis minus (ii) any dividends, interest on capital stock (juros sobre capital proprio) or other profit distributions paid to Buyer since the Closing Date together with the interest accrued thereon from and including the date of receipt through but excluding the date of the payment of the Refund at the fixed annual rate of [●]%  applicable on a pro rata basis and (B) any and all amounts provided by Buyer to the Company as capital increase to the Company, together with interest accrued from and including the date of the payment of any of such amounts to the Company through but excluding the date of the payment of the Refund by Seller to Buyer at the fixed annual rate of [●]% applicable on a pro-rata basis.

7.2.5.2.                        The Refund shall be paid in Dollars, in one or more bank accounts in the United States of America, Korea or Japan (to the extent payments in Dollars are permitted under such jurisdictions) to be designated and informed in writing by Buyer to Seller within 30 (thirty) days prior to the date of payment of the Refund. In all events, the Refund shall be paid without setoff or counterclaim and free and clear of any costs and/or any Taxes applicable in Brazil at the time of the Refund (including, without limitation, tax on foreign exchange transactions (Imposto Sobre Operações de Câmbio – IOF/Câmbio) and withholding income tax). If any costs and/or Brazilian Taxes are due or required to be withheld from any amounts payable to Buyer, the Refund so payable to Buyer shall be increased to the extent necessary to yield to Buyer (after payment of all Taxes) the full amount of the Refund payable hereunder.”

1.2 In order to reflect the amendment to Section 7.2, as described above, the Parties hereby decide to delete the definition of “Relevant Permits” set forth in Article 1 (Definitions and Rules of Construction) of the Agreement.

Article 2

Termination

Section 2.1           The Parties hereby decide to amend Sections 10.1 and 10.2 of the Agreement in order to reflect the amendments agreed above on Section 7.2 in connection with the Post-Closing Covenants.  Therefore, Sections 10.1 and 10.2 of the Agreement are hereby amended and shall become effective as follows:

“Section 10.1             Termination.

This Agreement may be terminated prior to Closing (except for breach of Post-Closing Covenant, in which case termination may occur after Closing) by one or more Parties and all of the transactions contemplated hereby abandoned:

10.1.1 by the mutual written consent of Buyer and Seller;

10.1.2 by Buyer, if there has been a material breach, inaccuracy, omission or non-performance by Seller of any representation, warranty, covenant (excluding Post-Closing Covenants) or obligation contained in this Agreement and either (a) has not been waived by Buyer, or (b) if capable of being cured, was not cured by Seller within 30 (thirty) days after written notice thereof from Buyer;

10.1.3 by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action materially changing, restraining, enjoining, prohibiting or otherwise materially and adversely affecting the transactions contemplated by this Agreement and the Operational Agreements;

10.1.4 by Seller, if there has been a material breach, inaccuracy, omission or non-performance by Buyer of any representation, warranty, covenant or obligation contained in this Agreement and either (a) has not been waived by Seller or (b) if capable of being cured, was not cured by Buyer within 30 (thirty) days after written notice thereof from Seller; and

10.1.5 by any of the Parties if the Closing has not occurred because the conditions provided in Section 4.2 hereunder were not properly fulfilled or waived by the relevant Party on or before 180 (one hundred and eighty) days from the date of this Agreement or such later date as the Parties may agree upon in writing.

10.1.6                 by Buyer, in case of Sections 7.2.2.2 and/or 7.2.4 above.

Section 10.2     Effect of Termination.

In order to effect the termination of this Agreement by Seller or Buyer pursuant to Section 10.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate, except for termination notice based on Section 10.1.6, which notice shall be provided in accordance with Section 7.2.4. This Agreement shall have no further force or effect, and all further obligations of the Parties under this Agreement shall terminate without further Liability of any Party to any other Party, except (a) that such termination shall not affect (i) any claim any Party may have for damages caused by any reason of, or relieve any Party from Liability for, any breach of this Agreement prior to termination, but excluded any Liability that is related to the Termination for Breach of PCC,  (ii) the provisions of Section 12.3 (Arbitration) and (iii) Section 12.12 (Confidentiality); and (b) the right of Buyer to receive the Refund from Seller as sole and exclusive remedy pursuant to Section 7.2.5 as a result of Termination for Breach of PCC pursuant to Section 10.1.6.”

Article 3

Miscellaneous

Section 3.1           The invalidity or nullity, in whole or in part, of any Section of this Amendment shall not affect other Sections, which shall continue to be valid and in effect.  In the event of any such invalidity or nullity, the Parties hereby undertake to negotiate, in the shortest period of time possible, as replacement for the invalid or null Section, the inclusion in this Amendment of valid terms and conditions that reflect the terms and conditions of the invalid or null Section, taking into consideration the intention and the purpose of the Parties at the time of the negotiation of the invalid or null Section and the context in which it appears.

Section 3.2                The Guarantors execute this Amendment for the sole purpose of Section 11.1 of the Original Agreement.

Section 3.3                This Amendment shall be governed by, enforced and interpreted in accordance with the laws of Brazil.

Section 3.4                 Any dispute, controversy or claim arising out of or relating to this Amendment will be solved by arbitration, in accordance with the provisions set forth in Section 12.3 of the Agreement.

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Amendment as of the day and year first above written.

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